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                                                                      EXHIBIT 11

                        SELFCARE, INC. AND SUBSIDIARIES

                   CALCULATION OF SHARES USED IN DETERMINING
                       NET LOSS PER SHARE OF COMMON STOCK

                                                                                 NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                       ------------------------------------   ------------------------
                                          1993         1994         1995         1995          1996
                                       ----------   ----------   ----------   -----------   ----------
                                                                              (UNAUDITED)
Weighted average number of shares of
  common stock outstanding during the
  period..............................  1,960,938    3,173,779    3,866,842     3,820,743    4,392,512
Weighted average number of shares of
  common stock issued subsequent to
  May 15, 1995 computed in accordance
  with treasury-stock method..........    253,789      253,789      253,789       253,789      201,920
Weighted average number of common
  stock equivalents issued subsequent
  to May 15, 1995 computed in
  accordance with treasury-stock
  method..............................  1,951,168    1,951,168    1,951,168     1,951,168    1,552,389
                                        ---------    ---------    ---------     ---------    ---------
Total weighted average number of
  common and common-equivalent shares
  outstanding.........................  4,165,895    5,378,736    6,071,799     6,025,700    6,146,821
                                        =========    =========    =========     =========    =========
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